Exhibit 10.1

Execution Version

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BANK OF AMERICA, N.A.

One Bryant Park

New York, NY 10036

CONFIDENTIAL

October 14, 2014

Southwestern Energy Company

2350 North Sam Houston Parkway East, Suite 125

Houston, Texas 77032

Attention: R. Craig Owen, Senior Vice President and Chief Financial Officer

Project Panhandle

Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Borrower”) have advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, “MLPFS” and, together with Bank of America, the “Commitment Parties”, “we” or “us”) that you, directly or indirectly through one of your wholly-owned domestic subsidiaries, intend to acquire (the “Acquisition”) certain oil and gas properties and related assets previously identified to us as “Panhandle” (the “Acquired Business”) from Chesapeake Appalachia, L.L.C. (the “Seller”) and to consummate the other Transactions. In connection therewith, the Borrower desires to have available a 364-day senior unsecured bridge term loan credit facility (the “Bridge Facility”) in an aggregate principal amount of $5.0 billion (as such amount may be reduced as set forth in the Term Sheet). The date of consummation of the Acquisition is referred to herein as the “Closing Date.”

1. Commitments. In connection with the foregoing, (a) Bank of America (together with any other initial lender that becomes a party hereto pursuant to Section 8 hereof, each an “Initial Lender” and together, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide the full principal amount of the Bridge Facility and its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility, (b) MLPFS is pleased to advise you of its willingness, and you hereby engage MLPFS, to act as the sole and exclusive lead arranger and sole and exclusive bookrunnner for the Bridge Facility (in such capacity, the “Lead Arranger”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders for the Bridge Facility (collectively, with Bank of America, the “Lenders”) in consultation with you and reasonably acceptable to you (such consent not to be unreasonably withheld or delayed, and it being understood that the Permitted Assignees are acceptable); provided that (a) the Initial Lenders agree not to syndicate or assign their commitments to competitors of the Borrower and its subsidiaries (the “Disqualified Lenders”), and (b) notwithstanding the Initial Lenders’ right to syndicate the Bridge Facility and receive commitments with respect thereto, unless you otherwise agree in writing, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Bridge Facility on the Closing Date) in connection with any syndication, assignment or participation of the Bridge Facility, including its commitments in respect thereof, until after the initial funding under the Bridge Facility on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and the Initial Lenders) with respect to all or any portion of any Initial

Lender’s commitments in respect of the Bridge Facility until the initial funding of the Bridge Facility has occurred, (iii) the Initial Lenders shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the Bridge Facility on the Closing Date has occurred and (iv) the Initial Lenders shall not assign prior to the Closing Date more than 49% of their aggregate commitments under the Bridge Facility; provided that the preceding clauses (i) through (iv) shall not apply to any reduction of commitments in connection with the appointment of any additional Initial Lender or other assignment to a Lender pursuant to Section 8. It is further agreed that Bank of America and MLPFS will have “lead left” placement on all marketing materials relating to the Bridge Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role. You further agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender in order to obtain commitments in connection with the Bridge Facility unless you and we shall so agree; provided that prior to the Closing Date you may appoint one or more additional agents for the Bridge Facility and award such person additional agent or co-agent titles in a manner and with economics determined by you in consultation with MLPFS; so long as (i) such person shall not receive a “lead arranger” or “bookrunner” role, (ii) the percentage of compensatory economics awarded to such person shall not exceed its percentage of the aggregate commitment hereunder with respect to the Bridge Facility, (iii) upon such appointment such person (or its lending affiliate) shall assume a commitment hereunder as an Initial Lender in accordance with Section 8 (and Bank of America’s commitment hereunder shall be correspondingly reduced) and (iv) in no event shall the Initial Lender party hereto on the date hereof receive, in the aggregate, less than the greater of (x) 40% of the compensatory economics hereunder and (y) the percent of the compensatory economics hereunder awarded to any other Initial Lender. The commitments of the Initial Lenders in respect of the Bridge Facility and the undertaking of the Lead Arranger to provide the services described herein are subject to the satisfaction of each of the conditions precedent set forth, in Section 5 hereof and Exhibit B hereto. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified in “Term Sheet”. It is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Bridge Facility and in no event shall the commencement or successful completion of syndication of the Bridge Facility constitute a condition to the availability of the Bridge Facility on the Closing Date.

2. Syndication. The Lead Arranger intends to commence syndication of the Bridge Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined) (which syndication shall not reduce the commitment of the Initial Lender hereunder, except as provided for in Section 8) and you agree to provide us with a period of at least 15 consecutive business days following the receipt of the Information Memorandum and prior to the Closing Date to syndicate the Bridge Facility (provided that such period (x) shall not include November 27 or November 28 and (y) shall end on or prior to December 19, 2014 or begin on or after January 5, 2015). Until the Closing Date, you agree to actively assist the Lead Arranger in achieving a Successful Syndication (as defined in the Fee Letter). Such assistance shall include (a) your providing and causing your advisors to provide the Lead Arranger all customary information required to complete such syndication as reasonably requested by the Lead Arranger (including the Projections (as hereinafter defined)), (b) your assistance in the preparation of an information memorandum with respect to the Bridge Facility in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger (each, an “Information Memorandum”) and other customary offering and marketing materials to be used in connection with the syndication of the Bridge Facility (collectively with the Term Sheet and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending relationships,

(d) the Borrower having monitored Public Debt Ratings after giving effect to the Transactions from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), (e) your using commercially reasonable efforts to execute and deliver one or more Joinder Agreements (as hereinafter defined) or, if applicable, the Credit Documentation (as hereinafter defined), in each case as soon as reasonably practicable following commencement of syndication of the Bridge Facility and (f) your using your commercially reasonable efforts to make appropriate senior officers and certain advisors available from time to time to attend and to make presentations at one or more meetings of prospective Lenders at times and locations to be mutually agreed upon.

You further agree to use commercially reasonable efforts to deliver to the Investment Bank (as hereinafter defined), not later than 15 business days prior to the Closing Date (or as soon thereafter as reasonably practicable), a complete preliminary prospectus supplement, preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) suitable for use in a customary “road show” relating to the placing or selling of securities in connection with the Permanent Financing, including audited and unaudited financial statements of the Borrower and the Acquired Business, as applicable, pro forma financial statements, reserve engineer reports and other financial data of the type and form customarily included in offering memoranda, prospectuses and similar documents (including as referred to in paragraphs (ii) and (iii) of Exhibit B hereto), prepared in accordance with Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended, as well as using your reasonable best efforts to cause to be delivered (i) drafts of customary comfort letters (which shall provide “negative assurance” comfort) by independent auditors and reserve engineers (as applicable) of the Borrower, which such auditors are prepared to issue upon completion of customary procedures and (ii) a customary “10b-5” legal opinion or disclosure letter from your counsel.

In order to facilitate an orderly and successful syndication of the Bridge Facility, you agree that until the Closing Date, the Borrower will not issue, announce, offer, place or arrange debt securities or any syndicated credit facilities of the Borrower or its subsidiaries (other than (i) the Senior Notes, (ii) any commercial paper issued in the ordinary course of business, and (iii) any other financing agreed by the Lead Arranger), in each case if such issuance, announcement, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Bridge Facility (it being understood that the Borrower’s and its subsidiaries’ ordinary course borrowings under its Existing Credit Agreement, short term working capital facilities and ordinary course capital lease, purchase money and equipment financings will not materially impair the syndication of the Bridge Facility).

Except as specified on Exhibit B, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date.

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication of the Bridge Facility in consultation with you, including decisions as to the selection of prospective Lenders (subject to your consent rights set forth in Section 1 and excluding Disqualified Lenders) and any titles offered to proposed Lenders, when commitments will be accepted, the final allocations of the commitments among the Lenders and the amount and the distribution of fees among Lenders. It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheet and Fee Letter.

3. Information Requirements. You hereby represent and warrant that (a) all written information, other than Projections and information of a general economic or industry nature (the “Information”), that has been or is hereafter made available to the Lead Arranger or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transactions (which Information shall be to the best of your knowledge to the extent it relates to the Acquired Business), when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made and (b) all financial projections concerning the Borrower, its subsidiaries, and the Acquired Business that have been or are hereafter made available to the Lead Arranger or any of the Commitment Parties by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time such Projections are furnished to the Lead Arranger or any of the Commitment Parties; it being understood that (x) the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material and (y) projections concerning volumes attributable to oil and gas properties and production and cost estimates in reserve reports are necessarily based upon professional opinions, estimates and projections and that the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. You agree that if at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that (with respect to the Information relating to the Acquired Business, to the best of your knowledge) such representations will be correct in all material respects at such time. In issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that (a) the Lead Arranger on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system (subject to the provisions of Section 6 below) and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Business or the Seller, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If reasonably requested by the Lead Arranger, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom and exculpate you and us with respect to any liability related to the unauthorized use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. In addition, at our request, you shall use commercially reasonable efforts to identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC” (it being understood that you shall not be under any obligation to mark any particular Information Materials “PUBLIC”). You agree that, unless expressly identified as “PUBLIC,” each document to be disseminated by the Lead Arranger (or any other agent) to any Lender in connection with the Bridge Facility will be deemed to contain MNPI and we will not make any such materials available to Public Lenders.

You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arranger on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distributions (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto) that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) term sheets and notifications of changes to the terms of the Bridge Facility and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Bridge Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without your consent.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and the Commitment Parties (including the reasonable and documented fees, disbursements and other charges of one counsel to the Lead Arranger and the Administrative Agent and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where the Commitment Party affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected party) incurred in connection with the Bridge Facility, the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties and each of their affiliates and controlling persons and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and reasonable and documented expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for all such Indemnified Parties, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Party)) that may be incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any similar transaction and any of the other transactions contemplated thereby or (b) the Bridge Facility, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is (i) found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s or any of such Indemnified Person’s or Related Indemnified Party’s gross negligence, willful misconduct or bad faith, (ii) a material breach of the obligations of such Indemnified Party or any of such Indemnified Party’s controlled affiliates under this Commitment Letter, the Term Sheet or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Bridge Facility). In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors, the Seller or its subsidiaries, affiliates or equity holders, or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Seller, or your or their subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s or such Related Indemnified Party’s gross negligence, bad faith or willful misconduct. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be liable solely in respect of their respective commitments to the Bridge Facility, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, but without limiting your indemnification obligations above, none of we, you or any Indemnified Party shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Transactions or its activities relating to the Bridge Facility. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission by or on behalf of such Indemnified Party. For the purposes hereof, “Related Indemnified Party” means (i) any controlling person or controlled affiliate of such Indemnified Party, (ii) the respective directors, officers or employees of such Indemnified Party or any of its controlling persons or controlled affiliates and (iii) the respective agents of such Indemnified Party or any of its controlling persons or controlled affiliates, in the case of this clause (iii), acting on behalf of, or at the express instructions of, such Indemnified Party, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the negotiation or syndication of this Commitment Letter and the Bridge Facility.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 4.

5. Conditions to Financing. The Initial Lenders’ commitment hereunder to fund the Bridge Facility on the Closing Date, and each of our agreements to perform the services described herein, are subject to (a) the negotiation, execution and delivery of definitive documentation with respect to the Bridge Facility consistent with this Commitment Letter and the Fee Letter, giving due regard to the Documentation Principles and otherwise mutually agreed to be customary and appropriate for transactions of this type subject always to the Limited Conditionality Provision (as defined below) (the “Credit Documentation” or “Credit Documents”), (b) one or more investment banks reasonably satisfactory to the Lead Arranger (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Permanent Financing and other debt and equity securities for the purpose of replacing or refinancing all or a portion of the Bridge Facility, and (c) the satisfaction of other conditions set forth on Exhibit B.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary (i) the only representations the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (a) the representations made by the Seller with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or a subsidiary of yours has) the right to terminate your obligations under the Acquisition Agreement (as hereinafter defined), or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (b) the Specified Representations (as hereinafter defined) in the Credit Documentation and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth in this Section 5 and in Exhibit B hereto are satisfied. Those matters that are not covered by or made clear under the provisions of this Commitment Letter, the Term Sheet or the Fee Letter are subject to the approval and agreement of the Lead Arranger and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheet and customary and appropriate for transactions of this type consistent with the “Documentation” paragraph in Exhibit A hereto and shall be subject to the Limited Conditionality Provision.

For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower set forth in the Credit Documentation relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts with or consents under charter documents or material debt instruments related to the entering into and performance of the Credit Documentation, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached hereto), Federal Reserve margin regulations, the U.S.A. Patriot Act, OFAC, the Foreign Corrupt Practices Act, the Investment Company Act, historical financial statements of the Borrower shall fairly present in all material respects to financial condition and results of the Borrower and its subsidiaries as of the dates thereof in accordance with GAAP, use of proceeds, change of control and the absence any continuing event of default (limited to payment defaults, bankruptcy defaults and cross-acceleration to material indebtedness).

This Section, and the provisions herein, shall be referred to as the “Limited Conditionality Provision.”

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, may not be disclosed by you in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your officers, directors, employees, accountants, attorneys and other professional advisors in connection with the Transactions, (ii) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case your agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof), (iii) in the case of the Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) as you may determine is reasonably advisable to comply with your obligations under securities and other applicable laws and regulations, (iv) this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to us) may be disclosed on a confidential basis to the board of directors and advisors of the Seller in connection with their consideration of the Transactions, (v) following your acceptance hereof, the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Bridge Facility, in any offering memoranda relating to the Notes or in connection with any public release or filing relating to the Transactions, (vi) following your acceptance hereof, the Commitment Letter, Term Sheet and other exhibits and annexes to the Commitment Letter (but not the Fee Letter), and the contents thereof, on a confidential basis, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower and the Bridge Facility and Notes and (vii) the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility and/or the Notes or in any public release or filing relating to the Transactions.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority)), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties or any of their affiliates or any related parties thereto, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties or (viii) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information; provided, that no such disclosure shall be made by such Commitment Party to any Disqualified Lender. This paragraph shall terminate on the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Borrower, the Acquired Business and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Borrower, the Acquired Business or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates subject to the immediately preceding paragraph.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Bridge Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act, and that such information may be shared with Lenders.

7. Survival of Obligations. The provisions of Sections 4 (if applicable), 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that; your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Closing Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and, except with respect the circumstances arising prior to the execution of the Credit Documentation, be superseded by the provisions of the Credit Documentation upon the initial funding thereunder. You may terminate this Commitment Letter and/or, on a pro rata basis, the Initial Lenders’ commitments with respect to the Bridge Facility (or portion thereof pro rata) hereunder at any time subject to the provisions of the preceding sentence.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to whether any Acquisition Agreement Representations have been breached shall be governed by the laws of the State of Texas. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Initial Lender may assign all or a portion of its commitment hereunder to one or more prospective Lenders (i) that are approved by you (such approval not be unreasonably withheld or delayed), or (ii) that are party to the Existing Credit Agreement on the date hereof or are otherwise agreed on or prior to the date hereof (each, a “Permitted Assignee”), whereupon such Initial Lender shall be released from all or the portion of its commitment hereunder so assigned; provided that no such assignment shall relieve any Initial Lender of its obligations hereunder, except to the extent such assignment is evidenced by, at our election, (i) a customary joinder agreement (a “Joinder Agreement”) pursuant to which such lender agrees to become party to this agreement and extend commitments directly to you on the terms set forth herein, and which shall not add any conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or increase compensation payable by you in connection therewith except as set forth in the Commitment Letter and the Fee Letter and which shall otherwise be reasonably satisfactory to you and us, or (ii) the Credit Documentation.

Any and all obligations of, and services to be provided by Bank of America hereunder (including, without limitation, the Initial Lender’s commitment) may be performed and any and all rights of Bank of America hereunder may be exercised by or through any of its respective affiliates or branches and, in connection with such performance or exercise, Bank of America may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to Bank of America hereunder.

Please indicate your acceptance of the terms of the Bridge Facility set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m. (New York City time) on October 14, 2014 whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of each Commitment Party hereunder (or under the Credit Documentation, as applicable) will expire on the earliest of (a) March 15, 2015, (b) the closing of the Acquisition or the execution of the Credit Documentation, (c) the date that the Acquisition Agreement is terminated or expires or pursuit of the Acquisition is abandoned and (d) receipt by Bank of America of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Raza Jafferi
	Name:	Raza Jafferi
	Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ B. Timothy Keller
	Name:	B. Timothy Keller
	Title:	Managing Director

Signature Page to Commitment Letter

Accepted and agreed to as of the date first written above:

SOUTHWESTERN ENERGY COMPANY

By:	/s/ R. Craig Owen
	Name:	R. Craig Owen
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Commitment Letter

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

Borrower:	Southwestern Energy Company, a Delaware corporation (the “Borrower”).

Guarantors:	None.

Transactions:	The Borrower intends to acquire directly or indirectly through one of its wholly-owned domestic subsidiaries (the “Acquisition”) certain oil and gas properties and related assets previously identified as “Panhandle” (the “Acquired Business”) from Chesapeake Appalachia, L.L.C. ( the “Seller”), pursuant to the Purchase and Sale Agreement (the “Acquisition Agreement” ) dated as of October 14, 2014 between Southwestern Energy Production Company and the Seller for an aggregate cash consideration set forth in the Acquisition Agreement as in effect on the date hereof (“Acquisition Consideration”). In connection with the Acquisition, the Borrower desires to (a) have available a 364-day senior unsecured bridge term loan credit facility described below under the caption “Bridge Facility” and (b) pay the fees and expenses incurred in connection with the foregoing (the “Transaction Costs”). It is anticipated that some or all of the Bridge Facility will be replaced or refinanced by (i) the issuance of senior unsecured notes by the Borrower through a public offering or in a private placement (the “Senior Notes”) and (ii) the issuance of equity or equity-linked securities in a public offering or private placement by the Borrower (the “Equity Offering” and, together with the Senior Notes, the “Permanent Financing”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative for the Lenders (the “Administrative Agent”).

Sole Lead Arranger and Sole Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) will act as sole and exclusive lead arranger and sole and exclusive bookrunner for the Bridge Facility (the “Lead Arranger”).

Lenders:	Bank of America and other banks, financial institutions and institutional lenders selected by the Lead Arranger in accordance with the Commitment Letter (excluding Disqualified Lenders).

Bridge Facility:	A 364-day senior unsecured bridge term loan credit facility in an aggregate principal amount in U.S. dollars of $5.0 billion (the “Bridge Facility”).

Purpose:	The proceeds shall be used by the Borrower solely (i) to pay all or a portion of the Acquisition Consideration and (ii) to pay the Transaction Costs.

Availability:	Subject to the conditions precedent set forth in Section 5 of the Commitment Letter and Exhibit B to the commitment Letter, the Lenders will make the Bridge Facility available on the Closing Date contemporaneously with the consummation of the Acquisition.

Documentation:	The definitive documentation for the Bridge Facility (the “Credit Documentation”) shall, except as expressly set forth in this Term Sheet and the Fee Letter, be based on and consistent with the Credit Agreement dated as of December 16, 2013, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders and agents party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date, the “Existing Credit Agreement”) subject to modifications to be reasonably agreed, including to reflect the Transactions and the Administrative Agent’s customary administrative and mechanical provisions and the inherent differences between revolving credit facilities and term loan facilities. The Credit Documentation will be negotiated in good faith giving due regard to the Existing Credit Agreement and will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet (subject to modification in accordance with the flex provisions of the Fee Letter) and other terms and provisions to be mutually agreed upon. This paragraph, the “Documentation Principles”.

Interest Rates and Fees:	As set forth in Annex I hereto.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Adjusted Base Rate at times when the Base Rate is based on the Prime Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type consistent with the Documentation Principles, including, without limitation, in respect of breakage or redeployment costs, increased costs, and changes in capital or liquidity requirements (including pursuant to Dodd-Frank or Basel III), illegality, unavailability and clear of withholding or other taxes.

Maturity:	The Bridge Facility will mature on the date that is 364 days after the Closing Date (the “Maturity Date”).

Scheduled Amortization:	None.

Mandatory Prepayments and Commitment Reductions:

On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall be permanently reduced, and after the Closing Date, the aggregate loans under the Bridge Facility shall be prepaid, in each case, dollar-for-dollar, by the following amounts (in each case subject to exceptions to be agreed):

(a) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Borrower and its subsidiaries (other than (w) dispositions of obsolete or unused assets, (x) sales or other dispositions in the ordinary course of business, (y) rig sale and leasebacks in accordance with past practices and (z) other sales or dispositions in an aggregate amount not to exceed $100,000,000) (including proceeds from the sale or issuance of stock of any subsidiary of the Borrower to a third person), subject to additional exceptions to be agreed upon;

(b) 100% of the net cash proceeds received by the Borrower or its subsidiaries from any incurrence of debt for borrowed money (including, without limitation, any Senior Notes) other than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) any debt of the Borrower or any of its subsidiaries incurred under the Existing Credit Agreement (x) in the ordinary course of business, (y) for the purpose of funding the earnest money deposit due under Section 2 of the Acquisition Agreement on or about the date of the execution thereof or (z) without duplication of the preceding clause (y), for the purpose of financing the Acquisition, including financing the Acquisition Costs, in an aggregate amount not to exceed $200,000,000 (but, for the avoidance of doubt, all other debt incurred under the Existing Credit Agreement for the purpose of financing the Acquisition, including financing Transaction Costs (except as explicitly permitted above) shall be subject to the dollar-for dollar prepayment requirement under the Bridge Facility), (iii) any commercial paper issued in the ordinary course of business, (iv) short-term working capital facilities and ordinary-course capital lease, purchase money and equipment financings and (v) other debt for borrowed money to be agreed upon; and

(c) 100% of the net cash proceeds received from any issuance of equity or equity-linked securities (in a public offering or private placement) by the Borrower, subject to exceptions to be agreed upon.

In addition, the commitments shall terminate on the earliest of (x) March 15, 2015, (y) the closing of the Acquisition and (z) the date that the Acquisition Agreement is terminated or expires or pursuit of the Acquisition is abandoned.

Change of Control:	Upon the occurrence of a Change in Control (as defined in the Existing Credit Agreement), the Borrower will also be required to offer to prepay the outstanding principal amount of loans under the Bridge Facility following the occurrence of a Change of Control at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Optional Prepayments and Commitment Reductions:	The Bridge Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except that any prepayment of Eurodollar advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom consistent with the provisions of the Existing Credit Agreement. The commitment under the Bridge Facility may be reduced permanently or terminated by the Borrower at any time without premium or penalty.

Conditions Precedent to Borrowing on the Closing Date:	The borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions precedent set forth in Section 5 of the Commitment Letter and Exhibit B to the Commitment Letter.

Representations and Warranties:	Consistent with the Documentation Principles and limited to the following: (i) organization; powers; (ii) authorization and validity; (iii) financial condition; (iv) ERISA matters; (v) no defaults or events of default; (vi) accuracy of information; (vii) margin regulations; (viii) taxes (ix) no liens; (x) no material litigation (xi) no conflicts with contracts or organizational documents; (xii) required material governmental or third party approvals or consents; (xiii) investment company status; (xiv) compliance with laws and orders; (xv) anti-terrorism laws; and (xvi) anti-corruption laws and sanctions; (xvii) since December 31, 2013, there shall not have occurred a material adverse effect in or affecting the business, properties, financial condition or results of operation of the Borrower and its subsidiaries, taken as a whole, and (xviii) solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached hereto).

Covenants:	Consistent with the Documentation Principles and limited to the following:

(a) Affirmative Covenants: (i) financial statements and other information (including, without limitation, audited annual financial statements and quarterly unaudited financial statements, compliance certificates, notices of material litigation and proceedings, material ERISA events and liabilities, independent firm of petroleum engineers audit report, notices of defaults and other business and financial information as any lender shall reasonably request); (ii) books and records; inspection rights; (iii) conduct of business; existence; (iv) maintenance of insurance; (v) payment of taxes and other obligations; (vi) compliance with laws (including, without limitation, ERISA, U.S.A. Patriot Act, anti-corruption laws and laws against sanctioned persons); (vii) maintenance of properties; (viii) use of proceeds; and (ix) designation of unrestricted subsidiaries and redesignation of unrestricted subsidiaries as restricted subsidiaries.

	(b)	Negative Covenants: Restrictions on (i) fundamental changes; (ii) liens; (iii) indebtedness of subsidiaries; (iv) use of proceeds in violation of anti-corruption laws and sanctions; and (v) investments in unrestricted subsidiaries.

	(c)	Financial Covenant: Maximum Consolidated Debt to Capitalization Ratio of 60.0%, calculated in the same manner as the Existing Credit Agreement as in effect on the date hereof (the “Financial Covenant”).

Events of Default:	Consistent with the Documentation Principles and limited to the following, (i) any representation or warranty proving to have been inaccurate in any material respect when made or confirmed; (ii) payment defaults; (iii) breach of certain covenants; (iv) other breaches of the Credit Documents; (v) customary ERISA defaults; (vi) cross-defaults to other indebtedness greater than $100.0 million; (vii) bankruptcy and insolvency defaults; (viii) monetary judgment defaults greater than $100.0 million; and (ix) unenforceability of certain Credit Documents.

Assignments and Participations:	Prior to the Closing Date, the Lenders will be permitted to assign (except to Disqualified Lenders) commitments under the Bridge Facility with the consent of the Borrower (not to be unreasonably withheld); provided that such consent of the Borrower shall not be required (i) if such assignment is made to another Lender under the Bridge Facility or an affiliate or approved fund of any such Lender or (ii) if such assignment is made to a Permitted Assignee. From and after the Closing Date, the Lenders will be permitted to assign (except to Disqualified Lenders) loans under the Bridge Facility in consultation with, but without the consent of, the Borrower; provided that, prior to the Maturity Date, unless a payment or bankruptcy default has occurred and is at such time continuing, and except with respect to assignments to Permitted Assignees, Lenders or affiliates or approved funds of Lenders, and unless a Demand Failure Event (as defined in the Fee Letter) has occurred, the consent of the Borrower shall be required (such consent not to be unreasonably withheld or delayed). Each assignment will be in minimum amounts to be agreed. The Borrower shall be deemed to have consented to any assignment if it shall have failed to respond to a request for consent within five business days. All assignments shall require the consent of the Administrative Agent. The Lenders will be permitted to sell participations in loans and commitments without restriction (except to Disqualified Lenders). Voting rights of participants shall be limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Bridge Facility (the “Required Lenders”), except that the consent of each Lender will be required with respect to, among other things, (i) increases in commitment amount of such Lender, (ii) reductions of principal, interest, or fees payable to such Lender (other than waivers of a default, default interest or mandatory prepayments) and (iii) extensions of scheduled maturities or times for payment of the loans or commitments of such Lender.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against all reasonable and documented out-of-pocket losses, liabilities, claims, damages or expenses arising out of or relating to the Transactions, the Bridge Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable fees, disbursements and other charges of one firm of counsel for all Commitment Parties and Lenders and, if necessary, one firm of local counsel in each appropriate jurisdiction, except, in each case, to the extent such losses, liabilities, claims, damages or expenses are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from such Indemnified Party’s or Related Indemnified Party’s gross negligence, bad faith or willful misconduct, a material breach of the Credit Documentation by any such persons or disputes between and among indemnified persons (other than disputes involving claims against the Administrative Agent or any Lead Arranger, each in its capacity as such). This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Bridge Facility to close.

Governing Law:	New York.

Expenses:	The Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all Credit Documentation, including, without limitation, the legal fees and expenses of the Davis Polk & Wardwell LLP or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed). The Borrower will also pay the reasonable and documented out-of-pocket expenses of each Lender in connection with the enforcement of any of the Credit Documentation related to the Bridge Facility.

Counsel to the Administrative Agent:	Davis Polk & Wardwell LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

ANNEX I

TO EXHIBIT A

Interest Rates:	The interest rates per annum applicable to the Bridge Facility will be, at the option of the Borrower (i) Adjusted LIBO Rate (calculated on a 360-day basis) plus the Applicable LIBOR Margin (as hereinafter defined) or (ii) the Adjusted Base Rate plus the Applicable Base Rate Margin (as hereinafter defined).

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all relevant Lenders, twelve months) for Eurodollar advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“Adjusted LIBO Rate” and “Adjusted Base Rate” will have the meanings substantially consistent with the Existing Credit Agreement.

Default Interest:	During the continuance of an event of default, the Required Lenders may, at their option and by notice to the Borrower, declare that each loan shall bear interest for the remainder of the applicable interest period at the rate otherwise applicable to such loan plus 2%, provided that such default interest rate shall apply automatically upon a bankruptcy or insolvency-related event of default.

Applicable LIBOR Margin:

Ratings	≥BBB+/Baa1	BBB/Baa2	BBB–/Baa3	BB+/Ba1	≤BB–/Ba2
Closing Date through 89 days following the Closing Date	125.0 bps	137.5 bps	150.0 bps	162.5 bps	175.0 bps
90th day following the Closing Date through 179th day following the Closing Date	150.0 bps	162.5 bps	175.0 bps	187.5 bps	200.0 bps
180th day following the Closing Date through 269th day following the Closing Date	175.0 bps	187.5 bps	200.0 bps	212.5 bps	225.0 bps
From the 270th day following the Closing Date	200.0 bps	212.5 bps	225.0 bps	237.5 bps	250.0 bps

The Applicable LIBOR Margin is based on public ratings from S&P for the Borrower’s long-term issuer credit rating and Moody’s for the Borrower’s senior unsecured debt rating (the “Public Debt Rating”). If the Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the rating next below the higher of the split-ratings will apply. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable LIBOR Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

B-1

Applicable Base Rate Margin:	The greater of (i) 0% and (ii) the Applicable LIBOR Margin minus 1.0%.

Duration Fees:	The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

Undrawn Fees:	The Borrower will pay a fee (the “Undrawn Fee”), for the ratable benefit of the Lenders, in an amount equal to 0.20% of the undrawn portion of the commitments in respect of the Bridge Facility, payable upon the earlier of (i) termination or expiration of the commitments under the Bridge Facility and (ii) the Closing Date (the “Fee Payment Date”), calculated based on the number of days (if any) elapsed in a 360-day year, from and including the later of the date that is 35 days after the date the Borrower executed and delivered the Commitment Letter and the date of execution of the Credit Documentation to but excluding the Fee Payment Date.

B-2

EXHIBIT B

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

The initial borrowing under the Bridge Facility will be subject to the following additional conditions precedent:

(i) The Acquisition Agreement (including all schedules and exhibits thereto) and all other related documentation shall be satisfactory to the Lead Arranger (it being understood that the Acquisition Agreement delivered to the Lead Arranger at 7:49 p.m. (New York City time) on October 13, 2014 is satisfactory. The Acquisition and the other Transactions shall be consummated substantially concurrently with the funding under the Bridge Facility in all material respects in accordance with the Acquisition Agreement and the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders or the Lead Arranger without the Lead Arranger’s prior written consent; it being understood and agreed that (w) any decrease in the Acquisition Consideration in excess of 10% that is not accompanied by a dollar-for-dollar reduction in commitments in respect of the Bridge Facility, (x) any increase in Acquisition Consideration (other than any such increase made pursuant to the terms of the Acquisition Agreement in excess of 10%), (y) any amendment or modification to, waiver of or consent under Section 5.10, 5.14, 6.4 (except for modifications to Exhibit G contemplated by clause (z) below), 6.5 or 6.6 (as it relates to the obligations under 5.10 and 5.14 only) of the Acquisition Agreement or (z) any modification to Exhibit G of the Acquisition Agreement, or any consent letter countersigned by Statoil USA Onshore Properties Inc. pursuant to Section 6.4(a) of the Acquisition Agreement, that contemplates the Borrower not seeking, or relinquishing operatorships so that it would not hold, operatorship of substantially all of the Acquired Business, shall in each case be deemed to be a modification that is materially adverse to the Lenders; and

(ii) The Lead Arranger shall have received for the Borrower (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the three most recent fiscal years ended at least 60 days prior to the Closing Date, (b) U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter ended at least 40 days before the Closing Date, which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1 and (c) to the extent it would be customary or required to include such reports in any Offering Document with respect to Permanent Securities, reserve reports with respect to the oil and gas properties owned by the Borrower (and its subsidiaries), including the Acquired Business; it being agreed that the filing of such financial statements or reports with the Securities Exchange Commission on Form 10-Q or Form 10-K, as applicable, by the Borrower shall satisfy the applicable delivery requirement under this paragraph (ii).

B-1

(iii) The Lead Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the most recent fiscal year and for the most recent fiscal quarter periods for which financial statements have been delivered pursuant to paragraph (ii) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement), which pro forma financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1.

(iv) (A) The Administrative Agent shall have received customary legal opinions, corporate organizational documents, good standing certificates, resolutions and other customary closing certificates, and a borrowing notice and (B) the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects as of the Closing Date.

(v) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in the form set forth in Annex I attached hereto.

(vi) The Borrower (i) shall have a monitored Public Debt Rating from each of S&P and Moody’s and (ii) shall be in pro forma compliance with the Financial Covenant giving pro forma effect to the Transactions, and shall have a delivered an officer’s certificate setting forth reasonably detailed calculation of such compliance.

(vii) The Lead Arranger, the Administrative Agent and the Lenders shall have received all fees and reasonable out-of-pocket invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or otherwise, to the extent invoiced at least three (3) business days prior to the Closing Date (or such later date as the Borrower may reasonably agree).

(viii) The Lead Arranger shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, to the extent reasonably requested in writing at least 10 business days prior to the Closing Date.

B-2

ANNEX I

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned chief financial officer of Southwestern Energy Company, a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section      of the Credit Agreement, dated as of                     , among Southwestern Energy Company, the lenders party thereto and Bank of America, N.A., as agent (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as

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those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e) “Do not have Unreasonably Small Capital”

Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this certificate, I, or officers of Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section      of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of Borrower, I am familiar with the financial condition of Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of Borrower and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Borrower and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) Borrower and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

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IN WITNESS WHEREOF, Borrower has caused this certificate to be executed on its behalf by chief financial officer as of the date first written above.

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

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